                                                                      EXHIBIT 22


                                  SUBSIDIARIES


                                             STATE OR
                                             COUNTRY            OWNERSHIP
NAME                                     OF INCORPORATION       PERCENTAGE

EXECUTONE Network Services, Inc.             Virginia             100%

INFOSTAR Technologies, Inc.*                 Virginia             100%

EXECUTONE Europe LTD                         United Kingdom       100%

EXECUTONE Systems Canada, Inc.               Canada               100%

Blaser Industries, Inc.                      California           80.5%

 *   Name changed from INFOSTAR, Inc. in 1995.